Exhibit 10.16

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into effective as of this 30 day of November, 2007, by and between Patricia A. Ochal (the “Executive”) and Service1st Bank of Nevada (“Service1st Bank”), a Nevada-chartered bank.

WHEREAS, recognizing that the Executive possesses unique skills, knowledge, and experience relating to the business of banking, Service1st Bank desires that the Executive serve as an executive of Service1st Bank,

WHEREAS, the Executive is expected to make major contributions to the profitability, growth, and financial prospects of Service1st Bank,

WHEREAS, Service1st Bank desires to assure itself of the continuity of management if a Change in Control occurs, and to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a Change in Control arises,

WHEREAS, Service1st Bank and the Executive desire to set forth in this Employment Agreement the terms and conditions of the Executive’s employment, and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(l)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Service1st Bank, is contemplated insofar as Service1st Bank or any affiliates are concerned,

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

1.1 Employment. Service1st Bank hereby employs the Executive to serve as Executive Vice President and Chief Financial Officer according to the terms and conditions of this Employment Agreement and for the period stated in section 1.3. The Executive hereby accepts employment according to the terms and conditions of this Employment Agreement and for the period stated in section 1.3.

1.2 Duties. As Executive Vice President and Chief Financial Officer, the Executive shall serve under the direction of Service1st Bank’s Chief Executive Officer and in accordance with Service1st Bank’s Articles of Incorporation and Bylaws, as each may be amended or restated from time to time. The Executive shall report directly to the Chief Executive Officer. The Executive shall serve Service1st Bank faithfully, diligently, competently, and to the best of the Executive’s ability. The Executive shall exclusively devote full time, energy, and attention to the business of Service1st Bank and to the promotion of Service1st Bank’s interests throughout the term of this Employment Agreement. Without the written consent of Service1st Bank’s board of directors, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this section 1.2 shall prevent the Executive from managing the Executive’s personal investments and affairs, provided that doing so does not interfere with the proper performance of the Executive’s duties and responsibilities under this Employment Agreement.

1.3 Term. The initial term of this Employment Agreement shall be for a period of three years, beginning on January 16, 2007, the date that Service1st Bank commenced business as an insured commercial bank. On the first anniversary of January 16, 2007, and annually thereafter, this Employment Agreement shall be extended automatically for one additional year unless Service1st Bank’s board of directors determines that the term shall not be extended. If the board of directors determines not to extend the term, it shall notify the Executive in writing at least 12 months in advance. If the board decides not to extend the term, this Employment Agreement shall nevertheless remain in force until its term expires. The board’s decision not to extend the term of this Employment Agreement shall not — by itself — give the Executive any rights under this Employment Agreement to claim an adverse change in position, compensation, or circumstances or otherwise to claim entitlement to severance benefits under Articles 4 or 5 of this Employment Agreement. References herein to the term of this Employment Agreement shall refer to the initial term, as the same may be extended.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary. In consideration of the Executive’s performance of the obligations under this Employment Agreement, Service1st Bank shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $157,000, payable according to Service1st Bank’s regular pay practices. The Executive’s salary shall be reviewed annually by the Compensation Committee of Service1st Bank’s board of directors or by such other board committee as has jurisdiction over executive compensation. The Executive’s salary may be increased no more frequently than annually to account for cost of living increases. The Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases at the discretion of the committee having jurisdiction over executive compensation. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Employment Agreement as the “Base Salary.”

2.2 Benefit Plans and Perquisites. The Executive shall be entitled throughout the term of this Employment Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation stock option plans and other stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Employment Agreement or adopted during the term of this Employment Agreement, and plans providing pension, medical, dental, disability, and group life benefits, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits. Without limiting the generality of the foregoing, the Executive shall be entitled to (x) reimbursement for all reasonable business expenses incurred performing the obligations under this Employment Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of Service1st Bank and reasonable expenses for attendance at annual and other periodic meetings of trade associations, and (y) a monthly automobile allowance in the amount of $650.

2.3 Vacation. The Executive shall be entitled to four weeks of paid annual vacation and sick leave in accordance with the policies established from time to time by Service1st Bank, except that during 2007 the Executive shall be entitled to three weeks of paid vacation and sick leave only. The Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave, nor shall the Executive be entitled to accumulate unused sick leave from one year to the next unless authorized by Service1st Bank’s board of directors to do so. During the first five years of the Executive’s employment under this Employment Agreement, the Executive shall be entitled to accumulate and carry over from one calendar year to the next vacation days not used in a given year. But vacation days first accruing after the fifth year may not be carried over from one year to the next.

ARTICLE 3

TERMINATION OF EMPLOYMENT

3.1 Termination Because of Death or Disability. (a) Death. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive dies in active service to Service1st Bank, for twelve months after the Executive’s death Service1st Bank shall assist the Executive’s family with continuing health care coverage under COBRA substantially identical to that provided for the Executive before death.

(b) Disability. During the period of incapacity leading up to the termination of the Executive’s employment under this provision, Service1st Bank shall continue to pay the full Base Salary at the rate then in effect and all perquisites and other benefits (other than bonus) until the Executive becomes eligible for benefits under any disability plan or insurance program maintained by Service1st Bank, provided that the amount of Service1st Bank’s payments to the Executive under this section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan covering the Executive.

3.2 Involuntary Termination with Cause. Service1st Bank may terminate the Executive’s employment for Cause, effective on the date notice of termination for Cause is given. If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which termination becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective. For purposes of this Agreement “Cause” means any of the following —

1) an intentional act of fraud, embezzlement, or theft by the Executive in the course of employment with Service1st Bank For purposes of this Employment Agreement no act or failure to act on the part of the Executive shall he deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of Service1st Bank, or

2) intentional violation of any law or significant policy of Service1st Bank committed in connection with the Executive’s employment, which in Service1st Bank’s sole judgment has an adverse effect on Service1st Bank, or

3) the Executive’s gross negligence or gross neglect of duties in the performance of the Executive’s duties as an officer of Service1st Bank, or

4) intentional wrongful damage by the Executive to the business or property of Service1st Bank, including without limitation the reputation of Service1st Bank, which in Service1st Bank’s sole judgment causes material harm to Service1st Bank, or

5) a breach by the Executive of fiduciary duties to Service1st Bank and its stockholders or misconduct involving dishonesty, or

6) a breach by the Executive of this Employment Agreement that, in the sole judgment of Service1st Bank, is a material breach of this Agreement, which breach is not corrected by the Executive within 10 days after receiving written notice of the breach, or

7) removal of the Executive from office or permanent prohibition of the Executive from participating in Service1st Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

8) conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more, or

9) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of Service1st Bank, under the blanket bond or other fidelity or insurance policy covering directors, officers, or employees.

3.3 Voluntary Termination by the Executive Without Good Reason. If the Executive terminates employment without Good Reason, the Executive shall receive the Base Salary and expense reimbursement to which the Executive is entitled through the date on which termination becomes effective.

3.4 Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive 90 days in advance, Service1st Bank may terminate the Executive’s employment without Cause. Termination shall take effect at the end of the 90-day period. With advance written notice to Service1st Bank as provided in clause (y), the Executive may terminate employment for Good Reason. If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement. For purposes of this Agreement, a voluntary termination by the Executive will be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied —

(x) a voluntary termination by the Executive will be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent —

1) a material diminution of the Executive’s Base Salary,

2) a material diminution of the Executive’s authority, duties, or responsibilities,

3) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report,

4) a material diminution in the budget over which the Executive retains authority,

5) a material change in the geographic location at which the Executive must perform services for Service1st Bank, or

6) any other action or inaction that constitutes a material breach by Service1st Bank of this Agreement,

(y) the Executive must give notice to Service1st Bank of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and Service1st Bank shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

ARTICLE 4

SEVERANCE COMPENSATION

4.1 Cash Severance after Termination Without Cause or Termination for Good Reason. (a) Subject to the possibility that cash severance after employment termination might be delayed under section 4.1(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Executive shall for the unexpired term of this Agreement continue to receive the Base Salary in effect at employment termination. However, the Executive shall not be entitled to continued participation in Service1st Bank’s retirement plan(s) or any stock-based plans. Service1st Bank and the Executive acknowledge and agree that the compensation and benefits under this section 4.1 shall not be payable if compensation and benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b) If when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if the cash severance payment under section 4.1(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available, the Executive’s continued Base Salary and bonus compensation under section 4.1(a) for the first six months after employment termination shall be paid to the Executive in a single lump sum without interest on the first day of the seventh month after the month in which the Executive’s employment terminates. References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

(c) Cash-out of value of unvested stock options. If Service1st Bank terminates the Executive’s employment without Cause or if the Executive terminates employment with Good Reason before full vesting of stock options, the Executive shall be entitled to receive from Service 1st Bank an amount equal to the intrinsic value of the unvested stock options as of the effective date of termination. For this purpose, intrinsic value means the per share fair market value of Service1st Bank common stock minus the option exercise price per share. If the common stock is traded on an exchange or over the counter, fair market value shall mean the closing price on the trading day immediately before the date of termination. If the common stock is not traded on an exchange or over the counter, Service 1st Bank’s board of directors will retain the services of an independent auditor to determine the per share fair market value of Service1st Bank common stock consistent with the normal valuation methods of the company. Amounts payable under this paragraph (c) shall be paid in a single lump sum 30 days after termination of the Executive’s employment, or if paragraph (b) applies, on the first day of the seventh month after the month in which the Executive’s employment terminates.

4.2 Post-Termination Life and Medical Coverage. (a) If the Executive’s employment terminates involuntarily but without Cause, voluntarily but with Good Reason, or because of disability, Service1st Bank shall continue or cause to be continued at Service1st Bank’s expense life and medical insurance benefits in effect during the two years preceding the date of the Executive’s termination. The life and medical insurance benefits shall continue until the first to occur of (w) the Executive’s return to employment with Service1st Bank or another employer, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates.

(b) If (x) under the terms of the applicable policy or policies for the insurance benefits specified in section 4.2(a) it is not possible to continue the Executive’s coverage, or (y) when employment termination occurs the Executive is a specified employee within the meaning of section 409A of the Internal Revenue Code of 1986, if any of the continued insurance coverage benefits specified in section 4.2(a) would be considered deferred compensation under section 409A, and finally if an exemption from the six-month delay requirement of section 409A(a)(2)(B)(i) is not available for that particular insurance benefit, Service1st Bank shall pay to the Executive in a single lump sum an amount in cash equal to the present value of Service1st Bank’s projected cost to maintain that particular insurance benefit had the Executive’s employment not terminated, assuming continued coverage for the lesser of 24 months or the number of months until the Executive attains age 65. The lump-sum payment shall be made 30 days after employment termination or, if section 4.1 (b) applies, on the first day of the seventh month after the month in which the Executive’s employment terminates.

ARTICLE 5

CHANGE IN CONTROL BENEFITS

5.1 Change in Control Termination Benefits. (a) Cash severance benefit. If a Change in Control occurs during the term of this Employment Agreement and if the Executive’s employment is involuntarily terminated without Cause within 24 months after the Change in Control or if the Executive terminates employment with Good Reason within 24 months after the Change in Control, Service1st Bank shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to two times the Executive’s annual compensation. For this purpose annual compensation means (x) the Executive’s Base Salary when the Change in Control occurs or when the Executive’s employment terminates, whichever is greater, plus (y) the Executive’s annual automobile allowance under section 2.2, plus (z) any cash bonuses or cash incentive compensation earned for the calendar year ended immediately before the year in which termination of employment occurs or the year in which the Change in Control occurs, whichever is greater, in either case regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral or vesting. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. The payment required under this paragraph (a) is payable no later than five business days after the Executive’s employment terminates. If the Executive is removed from office or if the Executive’s employment terminates before a Change in Control occurs but after discussions with a third party regarding a Change in Control commence, and if those discussions ultimately conclude with a Change in Control, then for purposes of this Employment Agreement the removal of the Executive or termination of the Executive’s employment shall be deemed to have occurred after the Change in Control. If the Executive receives payment under this section 5.1 the Executive shall not be entitled to any additional severance benefits under section 4.1(a) of this Employment Agreement.

(b) Benefit plans. In addition to life and medical insurance benefits under section 4.2 of this Employment Agreement, if the Executive’s employment is terminated by Service1st Bank without Cause within 24 months after a Change in Control or if the Executive terminates employment with Good Reason within 24 months after a Change in Control, Service1st Bank shall cause the Executive to become fully vested in any non-qualified plans, programs, or arrangements in which the Executive participated if the plan, program, or arrangement does not address the effect of a change in control.

5.2 Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including —

(a) Change in ownership: a change in ownership of Service1st Bank occurs on the date any one person or group accumulates ownership of Service1st Bank stock constituting more than 50% of the total fair market value or total voting power of Service1st Bank stock,

(b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Service1st Bank stock possessing 30% or more of the total voting power of Service1st Bank stock, or (y) a majority of Service1st Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Service1st Bank’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Service1st Bank’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Service1st Bank assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Service1st Bank’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Service1st Bank’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Despite anything in this Employment Agreement to the contrary, however, a transaction in which a company becomes the holding company for Service1st Bank shall not be considered a Change in Control for purposes of this Employment Agreement, provided the offer, sale, and issuance of shares of the holding company to Service1st Bank stockholders as part of the holding company reorganization are exempt from registration under the Securities Act of 1933 by section 3(a)(12) of that Act. If a holding company reorganization occurs, references in this section 5.2 to Service1st Bank shall mean the holding company instead, and after a holding company reorganization a sale of all or substantially all the holding company’s assets includes sale of Service1st Bank alone.

ARTICLE 6

CONFIDENTIALITY AND CREATIVE WORK

6.1 Non-Disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning Service1st Bank or its business, or anything connected therewith. As used in this Article 6, the term “confidential information” means all of Service1st Bank’s and its affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Employment Agreement, including but not limited to —

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of Nevada.

Notwithstanding the foregoing, confidential information excludes information that — as of the date hereof or at any time after the date hereof — is published or disseminated without obligation of confidence or that becomes a part of the public domain (x) by or through action of Service1st Bank, or (y) otherwise than by or at the direction of the Executive. This section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2 Return of Materials. The Executive agrees to deliver or return to Service1st Bank upon termination, upon expiration of this Employment Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by Service1st Bank or prepared by the Executive in connection with the Executive’s services hereunder. The Executive will retain no copies thereof after termination of this Employment Agreement or termination of the Executive’s employment

6.3 Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to Service1st Bank if the Executive fails to observe the obligations imposed by this Article 6. Accordingly, if Service1st Bank institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to Service1st Bank and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

6.4 Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Employment Agreement the term “affiliate” means any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Service1st Bank. The rights and obligations set forth in this Article 6 shall survive termination of this Employment Agreement.

6.5 Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Employment Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by Service1st Bank. The Executive hereby assigns to Service1st Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

ARTICLE 7

COMPETITION AFTER EMPLOYMENT TERMINATION

7.1 Covenant Not to Solicit Employees. The Executive agrees not to solicit the services of any officer or employee of the Employer for two years after the Executive’s employment termination.

7.2 Covenant Not to Compete. (a) In consideration of the benefits to be derived by the Executive under this Agreement, and for the receipt of options to purchase shares of Service1st Bank common stock, the Executive covenants and agrees that he will not, without advance written consent of the Employer, compete directly or indirectly with the Employer for two years after termination of his employment, plus any period during which the Executive is in violation of this covenant not to compete and any period during which the Employer seeks by litigation to enforce this covenant not to compete. For purposes of this section —

(1)	the term “compete” means

(a)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(b)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(c)	inducing or attempting to induce any person who was a customer of Service1st Bank at the date of the Executive’s termination of employment to seek financial products or services from another financial institution.

(2)	the phrase “compete directly or indirectly” means —

(a)	acting as a consultant, officer, director, independent contractor, incorporator, organizer, or employee of any financial institution in competition with Service1st Bank in the territory, or

(b)	ownership of more than 5% of the voting shares of any financial institution in competition with Service1st Bank in the territory, or

(c)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of Service1st Bank at the Executive’s termination of employment.

(3)	the term “customer” means any person to whom Service1st Bank is providing financial products or services on the date of the Executive’s termination of employment.

(4)	the term “financial institution” means any bank, savings association, or bank or savings association holding company, or any other institution, including a financial institution in organization, the business of which is or will be engaging in activities that are financial in nature or incidental to such financial activities as described in section 4(k) of the Bank Holding Company Act of 1956, other than Service1st Bank or one of its affiliated corporations.

(5)	“financial product or service” means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under section 4(k) of the Bank Holding Company Act of 1956 and that is offered Service1st Bank or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related to and a proper incident to banking.

(6)	the term “person” means any individual or individuals, corporation, partnership, fiduciary or association.

(7)	the term “territory” means the area, within a 15-mile radius of any office of Service1st Bank or its affiliates at the date of the Executive’s employment termination,

(b) If any provision of this section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

7.3 REMEDIES. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Employer would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants set forth in this Article 7. Accordingly, the Executive agrees that Service1st Bank’s remedies for a material breach or threatened breach of this Article 7 include but are not limited to (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits due and payable to the Executive, (y) forfeiture of any severance benefits under sections 4.1 and 4.2 of this Employment Agreement, and (z) a suit in equity by Service1st Bank to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Employer and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Employer from pursuing any other remedies for the breach or threatened breach.

7.4 ARTICLE 7 SURVIVES TERMINATION BUT IS VOID AFTER A CHANGE IN CONTROL. The rights and obligations set forth in this Article 7 shall survive termination of this Employment Agreement. However, Article 7 shall become null and void effective if a Change in Control occurs.

ARTICLE 8

MISCELLANEOUS

8.1 Successors and Assigns. (a) This Employment Agreement is binding on Service1st Bank’s successors. This Employment Agreement shall be binding upon Service1st Bank and any successor to Service1st Bank, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Service1st Bank by purchase, merger, consolidation, reorganization, or otherwise. But this Employment Agreement and Service1st Bank’s obligations under this Employment Agreement are not otherwise assignable, transferable, or delegable by Service1st Bank. By agreement in form and substance satisfactory to the Executive, Service1st Bank shall require any successor to all or substantially all of the business or assets of Service1st Bank expressly to assume and agree to perform this Employment Agreement in the same manner and to the same extent Service1st Bank would be required to perform if no such succession had occurred.

(b) This Employment Agreement is enforceable by the Executive and the Executive’s heirs. This Employment Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.

(c) This Employment Agreement is personal in nature and is not assignable. This Employment Agreement is personal in nature. Without written consent of the other party, neither party may assign, transfer, or delegate this Employment Agreement or any rights or obligations under this Employment Agreement except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this section 8.1, Service1st Bank shall have no liability to pay any amount to the assignee or transferee.

8.2 Governing Law, Jurisdiction and Forum. This Employment Agreement shall be construed under and governed by the internal laws of the State of Nevada, without giving effect to any conflict of laws provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

8.3 Entire Agreement. This Employment Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by Service1st Bank. Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Employment Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

8.4 Notices. Any notice under this Employment Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Until changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of Service1st Bank at the time of the delivery of such notice, and properly addressed to Service1st Bank if addressed to Service1st Bank, 8363 West Sunset Road, Suite 350, Las Vegas, Nevada 89113.

8.5 Severability. If there is a conflict between any provision of this Employment Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Employment Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Employment Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the balance of this Employment Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 Captions and Counterparts. The captions in this Employment Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Employment Agreement This Employment Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 No Duty to Mitigate. Service1st Bank hereby acknowledges that it will be difficult and could be impossible (x) for the Executive to find reasonably comparable employment after employment termination, and (y) to measure the amount of damages the Executive may suffer as a result of termination. Additionally, Service1st Bank acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. Accordingly, Service1st Bank further acknowledges that the payment of severance and termination benefits under this Employment Agreement is reasonable and shall be liquidated damages. The Executive shall not be required to mitigate the amount of any payment provided for in this Employment Agreement by seeking other employment. Moreover, the amount of any payment provided for in this Employment Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8 Amendment and Waiver. This Employment Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Employment Agreement shall not be construed to be a waiver of any such provision nor in any way to affect the validity of this Employment Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Employment Agreement shall be held to be a waiver of any other or subsequent breach.

8.9 Compliance with Internal Revenue Code Section 409A. Service1st Bank and the Executive intend that their exercise of authority or discretion under this Employment

Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If when the Executive’s employment terminates the Executive is a specified employee, as defined in section 409A of the Internal Revenue Code of 1986, and if any payments under this Employment Agreement will result in additional tax or interest to the Executive because of section 409A, then despite any provision of this Employment Agreement to the contrary the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Employment Agreement does not satisfy the requirements of section 409A, the provision shall nevertheless be applied in a manner that is consistent with those requirements. If any provision of this Employment Agreement would subject the Executive to additional tax or interest under section 409A, Service1st Bank shall reform the provision. However, Service 1st Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and Service1st Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Employment Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EXECUTIVE	SERVICE1ST BANK

By:
Patricia A. Ochal
	Its:	CEO

County of Clark	)
) ss:
State of Nevada	)

Before me this 30th day of November 2007, personally appeared the above named JOHN DEDOLPH and Patricia L. Ochal, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

(Notary Seal)	Notary Public My Commission Expires: